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                                                                EXHIBIT NO. 10.9

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                         NEW LONG TERM SUPPLY AGREEMENT

        This New Long Term Supply Agreement (the "Agreement") is entered into as of the first (1st) day of January 2003, between Millennium Pharmaceuticals, Inc., a company duly organized and existing under the laws of Delaware with offices at 75 Sidney Street, Cambridge MA 02139, United States of America ("Millennium"), and Solvay, Societe Anonyme, a Belgian corporation with its principal offices at 33, rue du Prince Albert, B-1050 Bruxelles, Belgium ("Solvay"), each on behalf of itself and its Affiliates. Millennium and Solvay are sometimes referred to herein individually as a "Party" and collectively as the "Parties" and references to "Millennium" and "Solvay" shall include their respective Affiliates.

        WHEREAS,

        Millennium and Solvay are parties to a certain License and Supply Agreement dated 27 July 1994 ("the License Agreement");

        Millennium and Solvay are also parties to a certain Long Term Supply Agreement dated 28 September 1995, amended as per the First Amendment dated 1 April 1997 and assigned to Millennium as per the Assignment Agreement dated 12 February 2002 (the "Long Term Supply Agreement");

        Millennium and Solvay wish to cancel the Long Term Supply Agreement and to replace it with this Agreement;

        NOW, THEREFORE, Millennium and Solvay agree as follows:

1 - CERTAIN DEFINITIONS

1.1 "AFFILIATES" shall mean any entity or person which controls, is controlled by or is under common control with either Party. For purposes of this Article 1.1, "control" shall mean (a) in the case of corporate entities, the direct or indirect ownership of at least one-half of the stock or participating shares entitled to vote for the election of directors, and (b) in the case of a partnership, the power to direct the management and policies of such partnership. Without limitation on the foregoing and for purposes of this Agreement, Peptisyntha, Societe Anonyme ("Peptisyntha"), which is a fully owned subsidiary of Solvay and a corporation existing under the laws of Belgium and having its principal offices at 310, rue de Ransbeek, B-1120 Bruxelles, Belgium, is deemed an Affiliate of Solvay.

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1.2     "BULK PRODUCT" shall mean a bulk peptide product which contains eptifibatide, is produced by the Licensed Process (as defined in the License Agreement) and is intended to undergo further processing, formulation and/or vialing and packaging.

1.3 "BULK PRODUCT INTERMEDIATES" shall mean [**] used to manufacture Bulk Product which have been partially processed.

1.4 "DELIVERY SCHEDULE" shall mean the delivery schedule agreed upon according to the provisions of Article 4.4 for delivery of Bulk Product to Millennium hereunder which may be reviewed according to the provisions of Article 9.8(b).

1.5 "DELIVERY SHORTFALL" shall mean the difference in grams, calculated at a given date of any year between

        (a) the total quantity of Bulk Product which Solvay is committed to supply before said given date according to the Delivery Schedule for such year, and

        (b) the total quantity of Bulk Product complying with the requirements of Article 8.2 delivered to Millennium during such year before said given date.

        A Delivery Shortfall shall be [**].

1.6 "EPTIFIBATIDE" shall refer to a specific peptide designated by Millennium and known as eptifibatide, which same peptide was known previously as Integrilin or Integrelin, the chemical structure of which is known to Solvay because of the prior business relationship between Millennium and Solvay.

1.7 "KEY RAW MATERIALS" shall mean the [**] reasonably required for the production of Bulk Product or Bulk Product Intermediates [**].

1.8     "MINIMUM ORDER" shall mean [**] kilograms of Bulk Product.

1.9 "ORDER SHORTFALL" shall mean the difference between the Minimum Order and the quantity ordered by Millennium for supply in any given year below the Minimum Order, expressed in grams.

1.10 "ORDER SURPLUS" shall mean the lesser of (i) the amount ordered by Millennium for supply in any given year in excess of the Minimum Order or (ii) [**] kilograms, expressed in grams.

1.11 "PRODUCTION CAPACITY" shall mean Solvay's capacity for manufacturing Bulk Product measured in kilograms of Bulk Product per year referred to in Article 2.1.

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1.12    "PURCHASE ORDER" shall mean a purchase order or supplementary purchase order

        (a) placed by Millennium according to the provisions of Article 4.4 for production of Bulk Product by Solvay and supply thereof to Millennium according to the Delivery Schedule,

        (b)    acknowledged by Solvay according to the provisions of Article
               4.5, and

        (c)    which may be reviewed according to the provisions of Article
               9.8(b).

1.13 "REQUIREMENTS FORECASTS" shall mean the estimates of future requirements for Bulk Product to be manufactured by Solvay that are prepared by Millennium pursuant to Article 3.1.

1.14 "SPECIFICATION" shall mean the specification for Bulk Product as contained in Appendix C hereto and as may thereafter be amended in writing from time to time to reflect changes in such specifications.

Unless otherwise defined herein, other capitalized terms used herein shall have the meaning specified in the License Agreement, as may be amended from time to time. For convenience, this Agreement may refer to specific provisions or appendices of the License Agreement. Defined terms may be used in their singular or plural forms. Unless otherwise indicated, "year" shall mean a calendar year.

2 - PRODUCTION CAPACITY

2.1 CURRENT PRODUCTION CAPACITY. Solvay represents that its Production Capacity dedicated to the production of eptifibatide is [**] kilograms unless notified differently according to Articles 2.2 or 3.2.

2.2 PRODUCTION CAPACITY INCREASE. Solvay represents and Millennium acknowledges that decisions regarding substantial increase of the Production Capacity beyond the levels represented in Article 2.1 above need to be made [**]before the increase is effective. Therefore, on a timely basis, the Parties shall discuss the Requirements Forecasts and the implication of these forecasts on the need for increasing the Production Capacity. Solvay may however make incremental increases to such capacity [**] provided Millennium agrees to collaborate for handling some regulatory aspects. Should Solvay succeed in implementing such incremental capacity increase, it shall notify Millennium thereof and the current production capacity referred to in Article 2.1 would be updated accordingly.

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3 - PRODUCTION PLANNING AND FORECASTS

3.1 REQUIREMENTS FORECASTS. Millennium shall provide Solvay with forecasts of its expected requirements for Bulk Product in accordance with Section
        2.2 of the License Agreement that are prepared in good faith and to the best of Millennium's knowledge at the time they are prepared. The Requirements Forecasts shall be consistent with the forecasts made by Millennium for requirements for eptifibatide worldwide, including sales to third parties, research quantities and appropriate inventory levels, and will cover [**]. The Requirements Forecasts [**] are appended hereto as Appendix A. Subsequent Requirements Forecasts shall be provided to Solvay on [**] of each year during the term of this Agreement, but Millennium may elect to provide such Requirements Forecasts more frequently. The Requirements Forecasts are provided for the purpose of programming, are not to be construed as Purchase Orders, and are not binding on Millennium or Solvay.

3.2 CHANGES TO THE SPECIFICATION. In the event that Millennium notifies Solvay of requested changes to the Specification, Solvay shall acknowledge receipt of such notice within a reasonable time, but in any event no later than [**], and Solvay will indicate the effect of such requested changes on Production Capacity and shall [**], as the case may be. After Millennium receives Solvay's response, if Millennium so requests, the Parties shall negotiate in good faith on such requested change to the Specification, which shall be subject to the mutual written agreement of both Parties, such agreement not to be unreasonably withheld or delayed.

3.3 PERSONNE DE CONFIANCE. Solvay agrees that Millennium may designate a "Personne de Confiance", who will be a Millennium employee or Millennium consultant. He or she shall have the mission to improve communication between Solvay and Millennium and to identify issues and facilitate their prompt resolution. Such mission shall consist of the following activities :

        - Review of planned and actual production and delivery schedules and activities

        - Review of planned and actual Bulk Product Intermediates purchasing from suppliers

        - Review of planned and actual inventories of Bulk Product Intermediates and Bulk Product

        - Review of status of technology transfer to the Secondary Source and potential additional sources

        - Review of issues affecting production and regulatory compliance

        - Review of plans for and status of plant expansion.

        Any additional activity is subject to Solvay's approval.

        Under appropriate confidentiality arrangements with Solvay, the "Personne de Confiance" will have access to the same information that could be communicated to any other Millennium personnel, except technology transfer agents (also referred to by the Parties as TTAs). However, the "Personne de Confiance" shall not have the power to make contractual commitments on behalf of Millennium, amend this Agreement or any other

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        agreements between Millennium and Solvay or enter into any other agreements on behalf of Millennium without specific written authorization from Millennium.
        Millennium may change its designated "Personne de Confiance" as necessary, provided he or she signs a confidentiality agreement in substantially similar form to that signed by [**] dated October 10, 1996 (a copy of which is attached hereto as Appendix D).

4 - PURCHASE ORDERS

4.1 PURCHASE COMMITMENT. Millennium agrees to purchase from Solvay and Solvay agrees to manufacture and supply to Millennium an amount of Bulk Product through Purchase Orders.

4.2 MINIMUM PURCHASE COMMITMENT. Millennium shall order from Solvay the Minimum Order of Bulk Product for delivery in the years 2004 and following during the term of this Agreement. In the event that Millennium orders less than such Minimum Order for delivery in any given year (referred to as the "Given Year" hereinafter in this Article 4.2), Millennium shall pay a penalty calculated by multiplying the Order Shortfall by [**] percent ([**]%) and by [**] for delivery in such Given Year calculated as set forth in Appendix B hereto taking paragraph (a) thereof as the reference price.

        Such penalty, which is subject to waiver in case of the occurrence of a Delivery Shortfall during the Given Year as provided for in the provisions of Article 9.8(c), shall be paid in [**] of said Given Year. Such penalty shall be Millennium's exclusive liability and Solvay's sole remedy for Millennium not ordering the Minimum Order.

        Notwithstanding the foregoing, the Order Shortfall shall be, for the purpose of calculating the penalty payment referenced above, reduced by the sum of:

        (a) if Millennium has ordered more than the Minimum Order for delivery in the year preceding said Given Year (referred to as the "Previous Year" hereinafter in this Article 4.2), the Order Surplus for delivery in such Previous Year, and

        (b) if the total quantity of Bulk Product delivered by Solvay at the end of the Previous Year is lower than the quantity ordered by Millennium for delivery in such Previous Year (such ordered quantity is not being subject to the deduction foreseen under
               Article 9.8(b)),

               (i) if the total quantity of Bulk Product delivered by Solvay at the end of said Previous Year is equal to or greater than [**] grams, [**] grams, or

               (ii) if the total quantity of Bulk Product delivered by Solvay at the end of said Previous Year is lower than [**]) grams, [**] percent ([**]%) of the difference between [**] and the total quantity of Bulk Product delivered by Solvay accrued at the end of the Previous Year, expressed in grams.

        The Parties acknowledge that, according to the above, the said Order Shortfall may be reduced to [**] but not below [**]. Any quantity taken into account to reduce said Order

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        Shortfall for the purpose of calculating the penalty payment referenced above shall accordingly in no event exceed such Order Shortfall.

        In addition, Millennium agrees to pay to Solvay an amount in United States Dollars computed by multiplying that part of the Order Surplus which has been taken into account to reduce the Order Shortfall (expressed in grams) by the difference between

          - the unit price applicable [**] for quantities [**] kilograms calculated as set forth in Appendix B hereto taking paragraph (a) thereof as the reference price, and

          - the unit price applicable for [**] kilograms calculated as set forth in Appendix B hereto taking paragraph (b) thereof as the reference price.

        The said amount shall be paid by Millennium to Solvay [**].

4.3 SUPPLY COMMITMENT. Solvay shall accept purchase orders placed according to the provisions of Article 4.4 provided that the total amount of Bulk Product ordered for any year does not exceed its Production Capacity and shall supply such amount to Millennium according to the Delivery Schedule.

4.4 TIMING OF PURCHASE ORDERS AND DELIVERY SCHEDULE. [**] during the term of this Agreement, Millennium shall provide Solvay with a purchase order specifying the amount of Bulk Product that Millennium is ordering for the following year.

        For the sake of clarification, Millennium has no obligation hereunder to place orders for delivery beyond the term of this Agreement and Solvay has no obligation hereunder to accept Purchase Orders for delivery beyond the term of this Agreement.

        Promptly after receipt of such purchase order, Solvay shall provide Millennium with a delivery schedule specifying the dates at which Bulk Product shall be delivered. Each delivery shall consist, to the extent possible, [**] of approximately [**] kilograms. The Parties shall discuss in good faith for adjusting the delivery dates according to their own specific requirements, including the limitations resulting from the operation and maintenance of Solvay's currently existing manufacturing facilities, and such delivery schedule will be finalized and agreed upon in good faith.

        Millennium may elect to increase the amount it has ordered for a year by providing Solvay with a supplemental purchase order [**], which increase Solvay shall accept provided that the total amount does not exceed the lesser of (i) the Production Capacity or (ii) [**] percent ([**]%) of the amount of the Purchase Order placed [**].

        Upon receipt of such supplemental purchase order, the Parties shall discuss in good faith for reviewing the delivery schedule established earlier in the year according to their own specific requirements, including the limitations resulting from the operation and maintenance of Solvay's currently existing manufacturing facilities, and such delivery schedule will be finalized and agreed upon in good faith.

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4.5     ACKNOWLEDGEMENT. Promptly after the Delivery Schedule is finalized according to the provisions of Article 4.4 [**], Solvay shall acknowledge in writing acceptance of a purchase order and supplemental purchase order placed by Millennium. The Delivery Schedule shall be attached to the acknowledgement document sent to Millennium.

5 - INVENTORIES AND STORAGE OF RAW MATERIALS AND BULK PRODUCT INTERMEDIATES

5.1 RAW MATERIALS INVENTORY. In addition to having available the amounts of Key Raw Materials required to accomplish the manufacture of the specific quantities of Bulk Products ordered by Millennium for each year during the term of this Agreement, Solvay will maintain an inventory of Key Raw Materials of not less than the amount necessary to meet [**] percent ([**]%) of the production scheduled for that year. The inventory will be maintained at a facility [**]. Such inventory shall be rotated first in, first out.

5.2 SUBCONTRACTING. Solvay may contract to [**], the manufacture of certain Bulk Product Intermediates provided however, that Solvay shall remain responsible and be guarantor of the performance by [**] and shall cause [**] to comply with the provisions of this Agreement in connection with such performance, including but not limited to the provisions of Article 11.

5.3 BULK PRODUCT INTERMEDIATES INVENTORY. During the term of this Agreement, Solvay will maintain in inventory Bulk Product Intermediates manufactured up through certain manufacturing steps. To the extent possible, such inventory shall be rotated on a first in, first out basis, with Bulk Product Intermediates subsequently manufactured and scheduled for production through to final Bulk Product. Solvay shall retain samples of lots of each Bulk Product Intermediate to be used in the manufacture of Bulk Product until such Bulk Product has been manufactured, shipped to and accepted by Millennium. Millennium will be informed in writing by Solvay at least twice quarterly on the level of inventories of all Bulk Product Intermediates and on the scheduled production of Bulk Product Intermediates.

5.4 BULK PRODUCT INVENTORY. Solvay shall notify Millennium of the completion of the manufacture of each lot of final, purified Bulk Product.

5.5 DELIVERY. Subject to Article 6, Solvay shall make deliveries of Bulk Product to Millennium or Millennium's designee at the dates agreed upon in the Delivery Schedule of any Purchase Order according to the shipping procedures described in Article 8.1. Delay in delivery which may occur hereunder shall be subject to the provisions of Article 9.8.

5.6 POSTPONEMENT OF DELIVERY. Millennium shall have the right to request that the delivery of bulk product foreseen under Article 5.5 is postponed for a

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        period [**]. in such event, Solvay shall put such undelivered bulk product into inventory at a facility [**] until it is delivered. such inventory shall be stored pursuant to Appendix C. [**] pursuant to [**] under this Article [**].

6 - QUALITY CONTROL AND REGULATORY MATTERS

6.1 SOLVAY'S MANUFACTURING COMMITMENT. Solvay shall manufacture Bulk Product under this Agreement in conformity with the Specification, in a duly licensed facility as required by the United States Food and Drug Administration and equivalent European Union regulatory agencies, and in compliance with applicable laws and regulations and Good Manufacturing Practices, as prescribed from time to time by these appropriate regulatory agencies. Each shipment of Bulk Product hereunder shall have been subjected to a quality control inspection by Solvay in accordance with the Specification and with Solvay's then current quality control standards and systems, which shall be at least as stringent as those agreed in writing between Millennium and Solvay. Solvay shall not make any change to its manufacturing process for the Bulk Product (as it exists as of the Effective Date) which would affect the regulatory approvals for the Bulk Product in the United States or the European Union (and to the extent applicable, of Member States of the European Union) without first obtaining the prior written approval of Millennium. Solvay shall number each shipment with a vendor lot number that is traceable to Key Raw Materials, Bulk Product Intermediates and/or other components used to manufacture such Bulk Product and shall maintain all appropriate validation documentation as reasonably specified by Millennium and agreed by Solvay, or as required by appropriate regulatory authorities. Such manufacturing and validation information shall be communicated to Millennium pursuant to Section 3.4 of the License Agreement. Solvay shall permit Millennium and/or representatives of appropriate regulatory agencies to review periodically Solvay's Bulk Product manufacturing facilities and testing procedures at reasonable times with a Solvay representative present, and to obtain copies of batch records for Bulk Product in order to assure compliance with the requirements of this Article 6.1.

6.2 COMPLIANCE WITH LAW. Solvay shall be responsible for complying with all applicable regulatory requirements of the United States, the European Union, and to the extent applicable, of Member States of the European Union, for the manufacture, importation and shipment of the Bulk Product supplied hereunder. Solvay shall give Millennium prompt written notice of any impending inspections by a governmental agency of the facility used for or processes involved in the manufacture of Bulk Product or Bulk Product Intermediates, and provide Millennium an opportunity to observe such inspection. Each Party shall promptly notify the other in writing of new instructions or specifications of which it becomes aware and governmental inspection reports which are relevant to the manufacture of Bulk Product or Bulk Product Intermediates under this Agreement and which are required by the United States Food and Drug Administration, equivalent European Union regulatory agencies, or other applicable laws or governmental regulations and shall confer with each other with respect to the best means to comply with such requirements. Solvay shall assist Millennium in obtaining and maintaining all approvals

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        and authorizations of any governmental agencies necessary for the use, sale or distribution of eptifibatide products, and will notify Millennium [**] of any comments, responses or notices received from any governmental authorities which relate to the regulatory status of eptifibatide. These actions by Solvay shall not be construed as an admission that Solvay is doing business in the United States.

6.3 NOTIFICATION OF ISSUES. Solvay shall notify Millennium in writing [**] of any issue related to manufacturing or raw material supply, or other information relating to Solvay or the site(s) of manufacture which may affect the regulatory status of eptifibatide or the ability of Solvay to supply Bulk Product.

7 - SHIPPING AND ACCEPTANCE OF PRODUCT

7.1 PRODUCT SHIPPING PROCEDURES. Any shipment made hereunder shall be made with the proper identification on the packaging as required by applicable authorities and by this Agreement. Bulk Product will be labeled and packaged according to the Specification. Notwithstanding contrary provisions in the Specification, however, Bulk Product shall be packaged in a shipping container approved by Millennium [**]. Solvay shall [**]. In the event that Millennium specifies that the Bulk Product be shipped to a location other than Millennium's offices in South San Francisco (e.g., to a different location for product fill and finish), or in the event that Millennium's shipping request requires that the Bulk Product be placed into inventory [**], then upon Millennium's request, Solvay shall ship a quality control sample to Millennium's offices indicated above (or such other place as Millennium may designate) in advance of or not later than concurrently with the shipment of the Bulk Product or the placing of the Bulk Product into inventory. Except as provided herein with respect to non-conforming product or Bulk Product placed into inventory, title and risk of loss as to all Bulk Product shipped shall pass to Millennium or Millennium's designee [**]. In the event that, upon Millennium's request pursuant to
        Article 6, shipment of a lot of Bulk Product is not made promptly after the completion of manufacture of such lot and therefore such lot is placed into inventory, title shall pass to Millennium or Millennium's designee upon the delivery to inventory, but risk of loss shall remain with Solvay until such Bulk Product is delivered [**]. Solvay shall assist Millennium in arranging any desired insurance (in amounts that Millennium shall determine) and transportation [**], as the case may be. All customs, duties, costs, taxes, insurance premiums, and other expenses of such transportation and delivery (whether shipment of Bulk Product is made promptly after completion of manufacture or such Bulk Product is placed into inventory at Millennium's request), [**]. Solvay shall provide a packing list and a certificate of analysis to Millennium for every shipment and for every placing of the Bulk Product into inventory.

7.2 NON-CONFORMING AND NON-COMPLYING PRODUCT. Bulk Product supplied hereunder shall be produced by Solvay in compliance with all applicable laws and regulations of the United States, the European Union, and to the extent applicable, of Member States of the European Union, including without limitation current Good

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        Manufacturing Practices as set forth in the United States Code of
        Federal Regulations, and in conformance with the Specification. Millennium may reject any shipment of Bulk Product which

        (a) does not conform with the Specification or is not in compliance with such applicable laws and regulations, or

        (b) is adulterated or misbranded within the meaning of the United States Federal Food, Drug and Cosmetic Act, equivalent European Union regulatory agency requirements, or other applicable laws or governmental regulations. Any notice of rejection of non-conforming product or notice that the product is adulterated or misbranded must be submitted to Solvay [**] after receipt by Millennium or its designee at the shipment destination designated by Millennium (and for the sake of clarification, when Bulk Product is placed in inventory, the Parties agree that such inventory is not a shipment destination designated by Millennium for the purposes of this Article 7.2), accompanied by a report of analysis (including a product sample from the lot analyzed) prepared according to the Specification. If no such notice of rejection of non-conforming product is submitted, Millennium shall be deemed to have accepted such delivery of the product. Product may be rejected as non-conforming based on analysis of a product sample shipped in advance of or concurrently with the full lot.

7.3 PROCEDURES AFTER NOTICE OF REJECTION. After notice of rejection of product is given in accordance with Article 7.2 above, Millennium shall cooperate with Solvay in determining whether rejection is necessary or justified. Solvay shall notify Millennium promptly whether or not it accepts Millennium's basis for any rejection. If Solvay disagrees with Millennium's determination that a certain product does not meet the requirements of Article 7.2 above, such product shall be submitted to a mutually acceptable third party laboratory; the fees and expenses of such laboratory testing shall be borne entirely by the Party against whom such findings are made. Such third party laboratory shall determine whether such product meets the requirements of Article 7.2 above and the Parties agree that such laboratory's determination shall be final and determinative. Whether or not Solvay accepts Millennium's basis for rejection, promptly on receipt of a notice of rejection of product, Solvay shall, at Millennium's request, use its best efforts to replace such rejected product. In the event that the rejected lot is determined to not meet the requirements of Article 7.2 above, any moneys paid for the rejected lot shall be returned to Millennium [**] after such rejection, unless the Parties agree on a schedule pursuant to which Solvay shall deliver a replacement lot. Bulk Product may only be reprocessed in accordance with validated reprocessing procedures described in the drug master file, as agreed by the Parties.
        Unless Solvay requests the destruction of rejected Bulk Product [**] of receipt of Millennium's notice of rejection of such Bulk Product, Millennium shall promptly return such Bulk Product to Solvay, [**], and according to shipping instructions in the Specification. Millennium shall, upon receipt of a request for destruction of the material, destroy such Bulk Product promptly, properly and at Solvay's expense, and provide Solvay with certification of such destruction. In the event the Bulk Product is rejected by

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        Millennium on the basis of analysis of a product sample, Solvay shall retain the relevant lot of Bulk Product and treat it in the same fashion provided above.

7.4 GOVERNING TERMS. All sales hereunder shall be subject to the provisions hereof (including the Specification) and shall not be subject to the terms and conditions contained on any shipping request of Millennium or confirmation of Solvay, except insofar as any such shipping request or confirmation establishes :
        (a)    the quantity of any Bulk Product to be shipped;
        (b)    the agreed delivery date as set forth in the Delivery Schedule;
        (c)    the shipment route and destination; or
        (d)    the carrier.

8 - PRICE AND PAYMENTS

8.1 PRICES. Millennium agrees to pay to Solvay the prices for the manufacture of Bulk Product set forth in Appendix B. Applicable pricing shall be determined [**] in a particular year.

8.2 PRICE COMPUTATION. The payments to be made by Millennium to Solvay for the quantity of Bulk Product stated in a Purchase Order shall be computed by [**] such quantity by the [**] identified in Appendix B.

8.3 INVOICING AND PAYMENT. Payment for Bulk Product shall be made in the following increments :

        (a) before the [**] of each year for Purchase Orders placed during that year, [**] percent ([**]%) of the applicable Bulk Product price specified in Appendix B multiplied by [**] stated in the applicable Purchase Order;

        (b) within [**] of receipt of Solvay's written certification of the completion of the manufacture and delivery to Solvay's inventory of a lot of Bulk Product (if upon Millennium's request pursuant to Article 5.6 shipment is not made promptly after completion of the manufacture), or within[**] of receipt of Solvay's written certification of the completion of the manufacture and shipment of a lot of Bulk Product to Millennium or Millennium's designee, [**] percent ([**]%) of the applicable Bulk Product price specified in Appendix B multiplied by the [**] in that lot.

        However, in the event that [**], payment for Bulk Product shall be made in the following increments instead of the above:

        (a) before [**] of each year for Purchase Orders placed during that year, [**] percent ([**]%) of the applicable Bulk Product price specified in Appendix B multiplied by [**] stated in the applicable Purchase Order, and

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        (b)    within [**] of receipt of Solvay's written certification of the completion of the manufacture and delivery to Solvay's inventory of a lot of Bulk Product (if upon Millennium's request pursuant to Article 6 shipment is not made promptly after completion of the manufacture), or within [**] of receipt of Solvay's written certification of the completion of the manufacture and shipment of a lot of Bulk Product to Millennium or Millennium's designee, [**] percent ([**]%) of the applicable Bulk Product price specified in Appendix B multiplied by [**] in that lot.

8.4 METHOD OF PAYMENT. All payment shall be made in United States Dollars by wire transfer to the bank account of Solvay-CICC S.A. No. [**], or to such account of Solvay in such bank as Solvay may from time to time designate by notice to Millennium.

8.5 TAXES. Solvay shall be responsible for all value added taxes, property taxes, sales tax or any other such tax resulting from sales of Bulk Product to Millennium from Solvay or production of Bulk Product or purchase of any raw materials.

8.6 MILLENNIUM'S RIGHT TO VERIFY MANUFACTURE CERTIFICATION. Millennium shall have the right at its own expense to have an independent third party, acceptable to Solvay, audit Solvay's production records, during normal business hours and upon reasonable notice, for the purpose of verifying the manufacture of Bulk Product in accordance with this Agreement as certified pursuant to Article 7.2. Solvay's acceptance of the independent third party shall not be unreasonably withheld.

8.7 OVERDUE PAYMENT. Payments provided for in this Article 8, when overdue, shall bear interest at a rate per annum equal to two percentage points (2%) in excess of the one-year LIBOR effective at the date such payment is due, and for the time period until payment is made by Millennium.

8.8 DELIVERY SHORTFALL. In recognition of the fact that long term supply disruptions will affect the commercial viability of Millennium and eptifibatide, in the event that the Delivery Shortfall at any time during a given year (referred to as the "Given Year" hereinafter in this Article 8.8) is greater than [**] kilograms, or in the event that the Delivery Shortfall at the end of said Given Year is greater than [**] kilograms, the Parties shall discuss in good faith for setting up alternatives to remedy such Delivery Shortfall. If no alternative is deemed acceptable by Millennium, then

        (a) Millennium shall have the right to have a quantity of Bulk Product up to the said Delivery Shortfall [**] and purchase such quantity (referred to as the "Quantity" hereinafter in this Article 8.8 and in Article 8.9) [**] of the License Agreement,

        (b) the said Delivery Shortfall shall be deducted from the quantity of Bulk Product ordered by Millennium in the Purchase Order for delivery in said Given Year and the Delivery Schedule of said Purchase Order shall be amended by withdrawing the deliveries which Solvay was unable to make,

        (c) if Millennium has ordered less than the Minimum Order for delivery in such Given Year, the penalty due by Millennium pursuant to Article 4.2 by reason of occurrence of an Order Shortfall for such Given Year shall be [**]; in the event that Millennium has already paid installments for such penalty during said Given Year, such installment payments shall be credited against future amounts due to Solvay hereunder except for the last year of the term of this Agreement for which Solvay shall reimburse Millennium in cash for such installment payments, and

        (d) should Millennium exercise its right under paragraph 8.8(a) the Quantity purchased [**] shall not be taken into account to calculate for said Given Year (or for the [**], if such Quantity is delivered to Millennium [**]) the minimum [**]percent ([**]%) share of Millennium's total requirements of Bulk Product which Millennium is bound to purchase from Solvay pursuant to Section
               2.2 of the License Agreement.

8.9 [**]. For any year of the term of this Agreement for which Millennium orders from Solvay at least the Minimum Order and orders [**] Bulk Product [**], the royalty of [**] percent ([**]%) to be paid by Millennium to Solvay pursuant to Section 4.2 (a) and 4.2 (b) of the License Agreement shall be [**] percent ([**]%).

8.10 NOTIFICATION. [**] at any time during the term of this Agreement, Millennium shall immediately notify Solvay in writing thereof.

9 - TERM AND TERMINATION

9.1 TERM. This Agreement shall become effective as of 1 January 2003 in relation with the Bulk Product ordered for year 2004 and will continue subject to the provisions of Article 9.2 until 31 December 2007. This Agreement shall automatically renew thereafter [**]s unless either Party gives written notice to the other Party at least [**] prior to the beginning of such a renewal period that it does not wish to renew.

9.2    TERMINATION. This Agreement may be terminated:

        (a)    upon mutual written agreement between the Parties

        (b) by either Party as a result of a material breach or default in the performance of any obligation, condition or covenant of this Agreement by the other Party, if such default or noncompliance shall not have been remedied, or steps initiated to remedy the same to the non-defaulting Party's reasonable satisfaction, within ninety (90) days after receipt by the defaulting Party of a notice thereof from the other Party, or

        (c) by Millennium on notice of its receipt of a notice from a regulatory authority in the Unites States of America that eptifibatide is no longer approved for commercial sale, provided that such notice is delivered to Solvay at least twelve (12) months before termination becomes effective.

9.3 The termination of this Agreement shall not relieve the Parties from any of their obligations until the time of their fulfillment hereunder to the extent such obligations apply to Bulk Product ordered in a Purchase Order acknowledged by Solvay according to the provisions of Article 4.5 or revised according to the provisions of Article 8.8(b) prior to the effective date of such termination, including but not limited to
        (a)    the obligation in Solvay to deliver said Bulk Product,
        (b) the obligation in Millennium to accept and, upon acceptance, pay for any of said Bulk Product, and
        (c) any other such obligation of either Party under Articles 6, 7, 8, 9.3, 9.4, 10, 11, 12, and 13,

        Millennium's further payment of penalties, if any, pursuant to Article
        4.2 above for not meeting the minimum purchase commitments in such
        Article 4.2 for the year in which this Agreement is terminated in accordance with Section 9.2(c) above shall be reduced on a pro-rata basis to reflect the exact date of termination during such year. Termination shall not limit Millennium's right to sell eptifibatide produced from Bulk Product in its possession or delivered to it after such termination. Termination of this Agreement shall not affect the License Agreement except as provided for in Article 9.4(a).

9.4 In the event that SOLVAY exercises its right under Article 9.1 to terminate the automatic renewal of this Agreement after its initial term,

        (a) the [**] percent ([**]%) share of Millennium's total, worldwide requirements of Bulk Product which Millennium is required to purchase from Solvay under Section 2.2 of the License Agreement shall be reduced to [**] percent ([**]%), and

        (b) both Parties shall negotiate in good faith another agreement for supply of Bulk Product by Solvay to Millennium [**] under the Long Term Supply Agreement dated 28 September 1995 before its termination.

10 - INDEMNIFICATION, LIABILITY AND RECALLS

10.1 MILLENNIUM INDEMNIFICATION. Millennium shall indemnify, defend and hold Solvay and Solvay Affiliates harmless from and against all costs, claims, suits, expenses (including reasonable attorneys' fees) and damages arising out of or resulting from :

        (a) the use by or administration to any person of eptifibatide (except where such cost, claim, suit, expense or damage arose or resulted from Solvay's negligence or willful misconduct, or an event specified in Article 10.2); or

        (b) infringement of any third party intellectual property rights relating to eptifibatide but not to the manufacture of Bulk Product;

        provided that Solvay gives prompt notice in writing to Millennium of any such claim or action, gives Millennium sole control and authority with respect to the defense and settlement of such claim or action to Millennium, assists Millennium if requested by Millennium at Millennium's expense in defending such claim or action and does not compromise or settle such claim or action without Millennium's prior written consent. Millennium shall not accept any settlement which imposes liability on Solvay not covered by this indemnification or restrictions on Solvay without Solvay's prior written consent, which consent shall not be unreasonably withheld or delayed.

10.2 SOLVAY INDEMNIFICATION. Solvay shall indemnify, defend and hold Millennium harmless from and against all costs, claims, suits, expenses (including reasonable attorneys' fees) and damages arising out of or resulting from :

        (a) any failure of the Bulk Product supplied by Solvay under this Agreement to meet the Specification;

        (b) any failure of Solvay to manufacture the Bulk Product in accordance with Good Manufacturing Practices or any other applicable government law or regulation; and

        (c) infringement of any third party intellectual property right relating to the manufacture, use or sale of Bulk Product but not to eptifibatide independent of its manufacture;

        provided that Millennium gives prompt notice to Solvay of any such claim or action, offers to give Solvay sole control and authority with respect to the defense and settlement of such claim or action to Solvay, assists Solvay if requested by Solvay at Solvay's expense in defending such claim or action, and does not compromise or settle such claim or action without Solvay's prior written consent. Solvay shall not accept any settlement which imposes liability on Millennium not covered by this indemnification or restrictions on Millennium without Millennium's prior written consent, which consent shall not be unreasonably withheld or delayed.

10.3 LIMITATION OF LIABILITY. Subject to Solvay's obligations under Articles 10.2(c) and 10.4 and other than for fraudulent misrepresentation, death or personal injury caused by Solvay's negligent or willful acts, Solvay's liability to Millennium under this Agreement shall be limited to the free (to Millennium) replacement of Bulk Product within a reasonable time, or the value thereof, provided that the information Solvay originally submitted to Millennium about the batch of Bulk Product and the manufacture of same was accurate. Neither Party shall be liable to the other for indirect, incidental or consequential damages arising out of any of the terms or conditions of this Agreement or with respect to its performance.

10.4 RECALLS. Solvay will indemnify and hold Millennium harmless from the costs of Bulk Product recalled and up to [**] U.S. dollars ($ [**] U.S.) for any out-of-pocket expense relating to implementation of a recall of any batch of Bulk Product supplied by Solvay due to failure to meet the warranties set forth in Article 11.1 below. For purposes of this Agreement, the expenses of recall shall be the expenses of notification and destruction or return of the recalled Bulk Product, and any costs directly associated with the distribution of replacement Bulk Product. Millennium shall have the right to control the arrangement of any recall, and the Parties will cooperate with each other in implementing such recall.

11 - WARRANTIES

11.1    SOLVAY WARRANTIES. Solvay warrants :

        (a) that it will comply with all manufacturing instructions and the Specification, including quality control standards provided in accordance with this Agreement;

        (b) that Bulk Product will be produced in accordance with such instructions and specifications and with Good Manufacturing Practices and other applicable laws, rules and regulations of the United States, the European Union, and to the extent applicable, of European Union Member States; and

        (c) that, upon delivery of Bulk Product [**], Bulk Product will be in conformity with the Specification and with the United States Food, Drug and Cosmetic Act, providing , inter alia, that the Bulk Product shall not be adulterated or misbranded or otherwise of a nature which may not be introduced into United States interstate commerce.

11.2 NO OTHER WARRANTIES. THE EXPRESS WARRANTIES MADE IN THIS AGREEMENT AND THE LICENSE AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF
        MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

12 - GENERAL PROVISIONS

12.1 COMPLAINTS. Solvay will report to Millennium in writing any complaints and any information that it may receive relating to eptifibatide.

12.2 NOTICES. All notices and demands required or permitted to be given or made pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally or be given by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service (receipt verified), properly addressed to the address of the Party to be notified as shown below :

        IF TO SOLVAY :
        The General Manager of Solvay Peptides
        SOLVAY S.A.
        310, rue de Ransbeek

        B - 1120 Bruxelles, Belgium
        Facsimile: 32-2-264-3470

        IF TO MILLENNIUM :
        Millennium Pharmaceuticals, Inc.
        Vice President of Commercial Manufacturing
        One Broadway
        Cambridge, Massachusetts 02142
        United States of America
        Facsimile: 1-617-621-0264

        With a copy to :
        Millennium Pharmaceuticals, Inc.
        General Counsel
        One Broadway
        Cambridge, Massachusetts 02142
        United States of America
        Facsimile : 1-617-374-0074

        or to such other address as to which either Party may notify the other. Any notice sent by facsimile transmission shall be followed within twenty-four (24) hours by a signed notice sent by first class mail, postage prepaid.

12.3 ASSIGNMENT AND DELEGATION. Solvay may not assign its rights and/or delegate its obligations under this Agreement to any third party without the prior written consent of Millennium, such consent not to be unreasonably withheld, except in connection with the sale, merger or transfer of substantially all of the stock or assets of Solvay or the sale, merger or transfer of substantially all of the interests in or the assets of Peptisyntha to any party who meets financial and ethical standards generally acceptable within the pharmaceutical industry, providing that such assignee or delegatee agrees to be bound by the terms of this Agreement, in which case the consent of Millennium is not required. Millennium may assign its rights hereunder in whole or part, or delegate any of its obligations hereunder to any party who meets financial and ethical standards generally acceptable within the pharmaceutical industry, except without such requirement of standards in connection with the sale, merger or transfer of all or substantially all of the assets of Millennium relating to eptifibatide, provided such assignee or delegatee agrees to be bound by the terms of this Agreement.

12.4 PERFORMANCE BY AFFILIATES. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates as specified in this Agreement, provided however, that each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

12.5 PERFORMANCE BY THIRD PARTIES. The Parties recognize that Solvay may perform some or all of its manufacture and storage obligations under this Agreement through a third party, with the prior written consent of Millennium, such consent not to be unreasonably withheld. [**]. Solvay shall remain responsible and be guarantor of the performance by third parties performing its obligations hereunder and shall cause such third parties to comply with the provisions of this Agreement in connection with such performance.

12.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of England; excluding: (i) its conflicts of laws principles; and (ii) the United Nations Convention on Contracts for the International Sale of Goods. Solvay and Millennium submit irrevocably to the exclusive jurisdiction and venue of the English courts.

12.7 FORCE MAJEURE. Neither Party shall be liable to the other for loss or damage, or, except as provided herein, have any right to terminate this Agreement by virtue of an occurrence which prevents, delays or interferes with the performance by a Party of any of its obligations hereunder, if such occurs by reason of any Act of God, flood, fire, explosion, casualty or accident, or war, revolution, civil commotion, acts of public enemies, blockage or embargo, or any law, order or proclamation of any government, strike or other labor trouble, failure of suppliers to deliver materials, equipment or machinery, interruption of or delay in transportation, or any other cause whatsoever, whether similar or dissimilar to those above enumerated, beyond the reasonable control of such Party, if, and only if, the Party affected shall have used its best efforts to avoid such occurrence ; PROVIDED, HOWEVER, that the occurrence of a force majeure event shall [**]. In such an event, the Party affected shall notify the other and shall attempt to perform its obligations as soon as possible.

12.8 ENTIRE AGREEMENT. With respect to the manufacture and supply of Bulk Product for year 2004 and thereafter, this Agreement together with the License Agreement is the entire agreement between the Parties and shall terminate and supersede any prior written or oral promises or representations between the Parties not incorporated herein including the Long Term Supply Agreement dated September 28, 1995. For the sake of clarification, the Parties acknowledge that the termination of such Long Term Supply Agreement does not relieve the Parties from those of their obligations which survive such termination as provided for in Article
        9.3 thereof, including but not limited to
        (a) the obligation in Solvay to deliver Bulk Product ordered by Millennium in the purchase orders here below which were placed before said termination
               (i) purchase order N DEG. 1077633 ([**] kg) from Millennium dated [**], and
               (ii) purchase order N DEG. P20395 ([**] kg) from Cor Therapeutics [**], and
        (b) the obligation in Millennium to pay for Bulk Product delivered by Solvay.

        In addition, Solvay agrees to deliver to Millennium an amount of [**] kilograms of Bulk Product in 2003 in addition to the quantities ordered in the purchase orders referred to here above, [**].

        In the event of conflict between this Agreement and the License Agreement, the terms of the License Agreement shall control except for the provisions of Article 8.8(a), 8.8(d), 8.9 and 9.4(a) which shall prevail, and such provisions shall be deemed to supplement and amend the License Agreement for the period for which such provisions are in force hereunder. No amendment or modification of the terms of this Agreement shall be binding on either Party unless reduced to writing and signed by the respective authorized officers of the Parties.

12.9 SEVERABILITY. If any provision of this Agreement is determined to be illegal or unenforceable by any court of law or any competent governmental or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms so long as this Agreement with such terms or provisions does not fail of its essential purpose. The Parties shall negotiate in good faith to replace any such illegal or unenforceable provisions with suitable substitute provisions which will maintain as far as possible the purposes and the effect of this Agreement.

12.10 RELATIONSHIP OF THE PARTIES. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. All activities by the Parties hereunder shall be performed by them as independent contractors. Neither Party shall incur any debts or make any commitments for the other Party, except to extent, if at all, specifically provided herein. No right, express or implied, is granted by this Agreement to either Party to use in any manner the name of the other or any other trade name or trade mark of the other in connection with the performance of this Agreement. Solvay shall not, without first obtaining the written consent of Millennium, in any manner disclose or publish the terms of this Agreement.

12.11 WAIVER. Failure of either Party to insist upon strict observance of or compliance with any of the terms of this Agreement in one or more instances shall not be deemed to be a waiver of its rights to insist upon such observance or compliance with the other terms hereof, at that point in time or in the future.

12.12 HEADINGS. All headings, titles and captions in this Agreement are for convenience only and shall not be of any force or substance.

12.13 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

13 - INSURANCE

13.1 INSURANCE REQUIREMENTS. Solvay shall secure and maintain in full force and effect throughout the term of this Agreement and for at least three
        (3) years thereafter, public and private insurance with coverage and minimum policy limits set forth as follows :

        (a) WORKER'S COMPENSATION, including coverage for occupational disease, with benefits determined by statute, in at least the amounts required by applicable law.

        (b) COMPREHENSIVE GENERAL LIABILITY, PERSONAL/ADVERTISING INJURY and PRODUCT LIABILITY, including coverage for contractual liability assumed by Solvay and coverage for Solvay's independent contractor(s), with an aggregate limit of at least twenty million U.S. dollars ($ 20,000,000 U.S.).

        (b) COMPREHENSIVE AUTOMOBILE LIABILITY, including coverage for owned, hired, and non-owned automobiles in at least the amounts required by applicable law.

        (d) "ALL RISK" property policy, valued at replacement cost, covering loss or damage to manufacturing facilities engaged in the manufacture of Bulk Product or Bulk Product Intermediates under this Agreement and Millennium's property and materials in the care, custody, and control of Solvay.

13.2 PROOF OF INSURANCE. Solvay shall furnish to Millennium a certificate from an insurance carrier (having a minimum Standards & Poor's rating of A) demonstrating the amounts of insurance set forth above have been satisfied as of the date of such certificate. The insurance certificate shall confirm each of the following:

        (a) excluding Solvay's Worker's Compensation policy, Millennium is named as an additional insured with respect to matters arising from this Agreement;

        (b) such insurance is primary and non-contributing to any liability insurance carried by Millennium; and

        (c) thirty (30) days prior written notice shall be given to Millennium in the event of cancellation or any material change in the policies or in the matters covered in Sections 13.2(a) and 13.2(b) above.

13.3 INSPECTIONS. Solvay shall comply, at Millennium's expense, with reasonable requests for information made by Millennium's insurance provider representative(s) by permitting such representative(s) to inspect manufacturing facilities engaged in the manufacture of Bulk Product or Bulk Product Intermediates under this Agreement during operational hours with a minimum one month prior notice to Solvay. In regard to such inspections, the representative(s) shall adhere to such guidelines and policies pertaining to safety and non-disclosure as Solvay may require.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective on the date first set forth above.

            MILLENNIUM                                 SOLVAY S.A.
       PHARMACEUTICALS INC.

BY    :   /s/ John M. Nystrom           BY    :  /s/ Pierre Barthelemy
         -------------------------               --------------------------
TITLE :   V.P. MANUFACTURING            TITLE :   GENERAL MANAGER SOLVAY PEPTIDES
          KENNETH M. BATES, CFO                  /s/ Jurgen Ernst, DIRECTOR AND MEMBER OF
                                                 THE EXECUTIVE COMMITTEE; GENERAL MANAGER
                                                 PHARMACEUTICALS SECTOR SOLVAY


DATE  :   19 December 2002              DATE :    18 December 2002
         -------------------------               -----------------------

Appendix A : Requirements Forecasts
Appendix B : Bulk Product Price
Appendix C : Bulk Product Specification (with letter from Peptisyntha dated December 10, 2002 attached)
Appendix D : Confidentiality Agreement signed by [**] dated 10 October 1996

                       APPENDIX A : REQUIREMENTS FORECASTS

                                 [**] [**] [**]

                         APPENDIX B : BULK PRODUCT PRICE

The reference price for Bulk Product at the Specification, [**], as the case may be, shall be :

     (a) for quantities ordered in any given year up to and including [**] United States Dollars (USD [**])

     (b) for quantities ordered in any given year in excess of [**] United States Dollars (USD [**])

The unit price for Bulk Product shall be computed by multiplying the above-specified reference price by two corrective factors determined in the following manner:

        (i) [**] corrective factor: divide the value of [**] as of the date of the relevant Purchase Order by [**] from that ratio, [**], and then [**] to that product to identify the factor.

        (ii) [**] corrective factor: [**] as of the date of the Purchase Order, [**], and then [**] to that product to identify the factor.

[**], as of the date of the Purchase Order, [**].

SOLVAY
--------------------------------------------------------------------------------
DIRECTION CENTRALE RECHERCHE & TECHNOLOGIE

From:  P. Barthelemy

                                               Mr. John Nystrom
                                               MILLENNIUM Pharmaceuticals Inc.
                                               One Broadway
                                               USA - CAMBRIDGE, MA 02142
                                               United States of America

PEPTI - PBY/CCI                                Brussels, December 10, 2002

BY DHL

Dear John,

In relation with our discussions on the New Long Term Supply Agreement, with the Specifications attached as Appendix C, [**].

I herewith confirm that [**] in the final Bulk Product.

Best regards,

                                               For SOLVAY S.A.

                                               /s/ Pierre Barthelemy

                                               Pierre BARTHELEMY
                                               General Manager Solvay Peptides

                                   APPENDIX C

                           Bulk Product Specification

I - BULK PRODUCT CONTENT AND TESTING

TEST LOT        TEST         SPECIFICATION         METHOD
--------        ----         -------------         ------
[**]            [**]         [**]                  [**]

[**]            [**]         [**]                  [**]

[**]            [**]         [**]                  [**]

[**]            [**]         [**]                  [**]

[**]            [**]         [**]                  [**]

[**]            [**]         [**]                  [**]

-------------------------
  1 [**].

  2 [**].

  3 [**].


[**]            [**]         [**]                  [**]

[**]            [**]         [**]                  [**]

[**]            [**]         [**]                  [**]

[**]            [**]         [**]                  [**]

[**]            [**]         [**]                  [**]

[**]            [**]         [**]                  [**]

[**]            [**]         [**]                  [**]

[**]            [**]         [**]                  [**]

[**]            [**]         [**]                  [**]

[**]            [**]         [**]                  [**]

II - SHIPPING SPECIFICATION FOR SHIPMENT OF BULK PRODUCT TO MILLENNIUM

[**] containing Bulk Product will be packed in a molded (Styrofoam) container along with dry ice inside a cardboard shipper. The outside of the cardboard shipper will be labeled "Refrigerate Upon Arrival". Shipments will be made [**] The commercial invoice and certificate of analysis will accompany the shipment. The commercial invoice will specify the harmonized code : 2934.99.3000 "Drugs". Shipments should be made via [**](in San Francisco) or their local agent in Brussels. Before the shipment is sent, Solvay will telefax the commercial invoice and details of the impending shipment to MILLENNIUM and to [**]. The Bulk Product will be shipped such that the Port-of-Entry into the United States is San Francisco. The shipment will be sent to :

        MILLENNIUM Pharmaceuticals
        Attention QA/QC
        256 East Grand Avenue
        South San Francisco, California 94080 - USA

III - DESCRIPTION OF THE METHODS

The table below lists the Peptisyntha Test Procedure numbers for the analytical methods that will be used for the release of Eptifibatide Bulk Product. The method numbers referenced below and their respective procedures may only be changed by mutual agreement of MILLENNIUM and Solvay.

METHOD                PEPTISYNTHA METHOD NUMBER
------                -------------------------
[**]                  [**]
[**]                  [**]
[**]                  [**]
[**]                  [**]
[**]                  [**]
[**]                  [**]
[**]                  [**]
[**]                  [**]
[**]                  [**]
[**]                  [**]
[**]                  [**]
[**]                  [**]
[**]                  [**]

IV - REFERENCE STANDARDS

For the purpose of Eptifibatide Bulk Product release testing. Peptisyntha will use a reference standard that has been either provided by MILLENNIUM.

                                   APPENDIX D

                            CONFIDENTIALITY AGREEMENT

This Agreement is entered into effective as of October 10, 1996 among:

SOLVAY, SOCIETE ANONYME ("SOLVAY"), a Belgian corporation, with its principal offices at 33, rue du Prince Albert, 1050 Brussels, Belgium, on behalf of itself and its Affiliates; and

COR THERAPEUTICS, INC. ("COR"), a Delaware corporation, with its principal offices at 256 East Grand Avenue, South San Francisco, California 94080, USA, on behalf of itself and its Affiliates; and

[**] ("RECIPIENT"), a designee of COR with an address at [**].

WITNESSETH

WHEREAS, COR owns certain patent rights, trademarks and know-how relating to a product called INTEGRILIN(TM),

WHEREAS, SOLVAY has developed a unique and valuable patented and proprietary process useful for the manufacture of peptides, and is practicing the said process for the manufacture of bulk peptide products containing INTEGRILIN sold to COR pursuant to several Agreements entered into between SOLVAY and COR.

WHEREAS, SOLVAY has agreed to disclose confidential information to the RECIPIENT who has been duly appointed as "Homme de Confiance" by COR with responsibility for coordination of certain communications between COR and PEPTISYNTHA, an Affiliate of SOLVAY, such

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mission being described in the APPENDIX hereof and being subject to updating from time to time by SOLVAY and COR.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

1.0 - CERTAIN DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings:

1.1 "AFFILIATES" shall mean any entity or person which controls, is controlled by or is under common control with either Party. For purposes of this section 1.1., "control" shall mean:

        (a) in the case of corporate entities, the direct or indirect ownership of at least one-half of the stock or participating shares entitled to vote for the election of directors, and

        (b) in the case of a partnership, the power to direct the management and policies of such partnership.

        Without limitation on the foregoing and for purposes of this Agreement, PEPTISYNTHA & Cie, Societe en Nom Collectif ("PEPTISYNTHA"), which is a fully owned subsidiary of SOLVAY and an entity existing under the laws of Belgium and having its principal offices at 310, rue de Ransbeek, 1120 Brussels, Belgium, is deemed an Affiliate of SOLVAY.

1.2 "AGREEMENT PURPOSE" shall. mean the fulfillment by RECIPIENT of the mission of "Homme de Confiance" he has been entrusted with and which is described in the APPENDIX hereof.

1.3 "SOLVAY CONFIDENTIAL INFORMATION" shall mean any or all information disclosed by SOLVAY to RECIPIENT in order to enable him to fulfill the Agreement Purpose as well as any and all information that RECIPIENT may learn or have access to, due to his presence in SOLVAY's or PEPTISYNTHA's facilities, relating to SOLVAY's or PEPTISYNTHA's business or technology.

1.4    "EFFECTIVE DATE" shall mean October 10, 1996.

1.5 "INTEGRILIN" shall mean a specific peptide designated by COR and known as INTEGRILINtm, the chemical structure of which is known to RECIPIENT pursuant to the terms of separate agreements entered into with COR.

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1.6    "PARTY" shall mean SOLVAY, COR or RECIPIENT.

2 - DISCLOSURE OF SOLVAY CONFIDENTIAL INFORMATION

2.1 SOLVAY shall disclose to RECIPIENT SOLVAY Confidential Information sufficient to enable RECIPIENT to fulfill the Agreement Purpose.

2.2 SOLVAY Confidential Information disclosed under paragraph 2.1 hereabove maybe disclosed in tangible form, such as in writing and marked "Confidential", or provided orally.

3 - CONFIDENTIALITY AND EXCEPTIONS

3.1 RECIPIENT hereby agrees, regarding SOLVAY Confidential Information disclosed to him by SOLVAY under the terms of Article 2 hereof that he shall

        (a)    make no use of said information, except for the Agreement
               Purpose;

        (b) not disclose said information to any party or person, except to COR's employees duly appointed to receive it;

        (c) not disclose to any party or person either the existence of this Agreement or its underlying discussions except for the Agreement Purpose;

        (d) take the same steps to protect said information as he takes to protect the proprietary and confidential information of COR.

3.2 RECIPIENT hereby agrees, regarding SOLVAY Confidential Information he may learn or have access to due to his presence in SOLVAY's or PEPTISYNTHA's facilities and which is not comprised in the Confidential Information referred to in Article 2 hereof; that he shall:

        (a)    make no use, of said information, except for the Agreement
               Purpose;

        (b)    not disclose said information to any party or person;

        (c) not disclose to any party or person either the existence of this Agreement or its underlying discussions except for the Agreement Purpose;

        (d) take the same steps to protect said information as he takes to protect the proprietary and confidential information of COR.

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3.3     The obligations under paragraph 3.1 and 3.2 hereabove shall not, however, apply to any SOLVAY Confidential Information which:

        (a) RECIPIENT can prove is at the time of disclosure or thereafter becomes public knowledge through no fault or negligence of RECIPIENT, or

        (b) RECIPIENT can prove was known to him, prior to the receipt of such Confidential Information from SOLVAY, or

        (c) is lawfully obtained by RECIPIENT from any party not bound by a secrecy obligation towards SOLVAY relating to the Confidential Information.

        For the purposes of this paragraph 3.3, information shall not be deemed to be public , knowledge or known on the ground only that

                 (i) the general principle is public knowledge or known to RECIPIENT if the particular practice is not itself public knowledge or so known, or

                 (ii) it constitutes a combination of or is drawn from information which is public knowledge or known to RECIPIENT unless the combination itself and its principle and mode of operation is also public knowledge or known to the RECIPIENT.

4.0 - DOCUMENTS DELIVERY OR DESTRUCTION

Upon the written request of SOLVAY, RECIPIENT undertakes to promptly deliver it, or destroy if so instructed by it, all documents furnished by SOLVAY to RECIPIENT and constituting Confidential Information, as well as all copies thereof which might be in his possession.

5.0 - NO IMPLIED LICENSE

Nothing in this Agreement shall be construed as to grant RECIPIENT any title or right or license to own or use at any time the SOLVAY Confidential Information, except as expressly set forth herein.

6.0 - COR'S RESPONSIBILITY

COR shall guarantee the performance of this Agreement by RECIPIENT.

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7.0 - TERM

This Agreement shall become effective on the Effective Date and shall remain in effect until terminated by any Party. The provisions of Article 3 shall however survive until the thirty-first day of December 2030.

8.0 - GENERAL PROVISIONS

8.1    NOTICES

All notices and demands required or permitted to be given or made pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally or by given facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, properly addressed to the address of the Party to be notified as shown below:

        If to SOLVAY

               SOLVAY S.A.
               DCR-LC
               310, rue de Ransbeek
               B - 1120 Brussels, Belgium
               ATTENTION:  GENERAL MANAGER RESEARCH AND DEVELOPMENT

        If to COR

               President, COR Therapeutics, Inc.
               256 East Grand Avenue
               South San Francisco, California 94080, USA

        If to RECIPIENT

               [**]

or to such other address as to which any Party may notify the others. Any notice sent by facsimile transmission or telex shall be followed within twenty-four
(24) hours by a signed notice sent by first class mail, postage prepaid.

8.2     ASSIGNMENT AND DELEGATION

RECIPIENT may not assign his rights and/or delegate his obligations under this Agreement to any third party without the prior consent of SOLVAY and COR.

8.3     AMENDMENT

                                     - 32 -
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No amendment or modification of the terms of this Agreement shall be binding on any Party unless reduced to writing and signed by the respective authorised officers of SOLVAY and COR and by RECIPIENT.

8.4     PUBLICITY

The Parties agree that, except as may otherwise be required by applicable laws, regulations, rules or orders, no information concerning this Agreement and the transactions contemplated herein shall be made public by any Party without the prior written consent of the others.

8.5     WAIVER

Failure of any Party to insist upon strict observance of or compliance with any of the terms of this Agreement in one or more instances shall not be deemed to be a waiver of its rights to insist upon such observance or compliance with the other terms hereof, at that point in time or in the future.

8.6     COUNTERPARTS

This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

8.7     GOVERNING LAW

This Agreement shall be governed by the laws of England. SOLVAY, COR and RECIPIENT consent to the exclusive jurisdiction and venue of the Courts of England.

IN WITNESS THEREOF, the parties hereto have executed this Agreement, in three original copies.

SOLVAY S.A.                                    COR THERAPEUTICS, INC.

By: /s/ A. Hoffait                             By: /s/ Mark D. Perrin
    -----------------------------                  -----------------------------
    A. Hoffait                                 Mark D. Perrin
Title: General Manager, Research and           Title:  Executive Vice President,
       Development Commercial Operations

                                    RECIPIENT

                                    /s/ [**]
                                ----------------
                                      [**]

                  APPENDIX: Mission of the "Homme de Confiance"

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                                                                        APPENDIX

                       MISSION OF THE "HOMME DE CONFIANCE"

The mission of the "Homme de Confiance" aims at improving communications between SOLVAY and COR and at facilitating prompt resolution of issues between them.

The mission will include the following activities

-    Review of production and delivery schedules and activities;
- Review of Intermediates purchasing from suppliers and Intermediates and Bulk Products inventories;
- Review of status of technology transfer to the Secondary Source and potential additional sources;
- Review of outstanding issues affecting production and regulatory compliance;
-    Review of plans for and status of Plant Expansion.

Any additional activity, within the scope of COR's letter dated October 6, 1996 attached, is subject to SOLVAY's approval.

                                       ---

                                     - 34 -
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[COR LOGO]

                             COR THERAPEUTICS, INC.

                                                           256 E. Grand Avenue
                                                           South San Francisco
                                                           California 94080
                                                           415 2446800
                                                           Fax 415 244 9208

October 6, 1996

Mr. Alfred Hoffait
General Manager, Research & Development Solvay, S.A.
Rue de Ransbeek 310
B-1120 Brussels, Belgium

Dear Alfred:

This letter serves to clarify any issues regarding [**] level of confidentiality and access to information from COR's perspective. As "homme de confiance", COR views [**] as a COR representative in frequent attendance at Solvay, and as such, we would like him to have access to the same information that could be communicated to any other COR personnel.

[**] has entered into a confidentiality arrangement with COR, and therefore this letter specifically authorizes you to show [**] confidential COR information that may be in your files, and to discuss with him any issues regarding the relationship between COR and Solvay.

It is our hope that involving [**] in COR/Solvay issues on a regular basis will improve communications between our companies and facilitate prompt resolution of issues. However, you understand that [**] is not COR's general agent and he does not have the power to commit COR or enter into agreements on behalf of COR without specific instructions from COR.

We appreciate your willingness to include [**] as a representative of COR.

Regards,


/s/Mark D. Perrin
Mark D. Perrin
Executive Vice President, Commercial Operations

                                     - 35 -
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               AMENDMENT NO. 5 TO THE LICENSE AND SUPPLY AGREEMENT

        This Amendment, effective as of the thirty first (31st) day of December 2002, is by and between

        SOLVAY S.A., a company duly organized and existing under the laws of Belgium with offices at 33, rue du Prince Albert, B-1050 Bruxelles, Belgium, acting on behalf of itself and its AFFILIATES (as hereinafter defined), hereinafter globally referred to as "SOLVAY",

        and

        MILLENNIUM Pharmaceuticals, Inc., a company duly organized and existing under the laws of Delaware with offices at 75 Sidney Street, Cambridge, MA 021139, hereinafter referred to as "MILLENNIUM."

RECITALS

COR (AS HEREINAFTER DEFINED) AND SOLVAY ARE THE PARTIES TO A CERTAIN LICENSE AND SUPPLY AGREEMENT.

COR HAS ASSIGNED TO MILLENNIUM SAID LICENSE AND SUPPLY AGREEMENT PER THE ASSIGNMENT AGREEMENT DATED 12 FEBRUARY 2002.


SOLVAY AND MILLENNIUM ARE WILLING TO MODIFY A PROVISION OF SAID LICENSE AND SUPPLY AGREEMENT.

OPERATIVE PROVISIONS

       ARTICLE 1. DEFINITIONS

               1.1 Whenever used in this Agreement, the following terms written in capital letters shall have the following meaning:

               a) AFFILIATES shall have the same meaning as in the LICENSE AGREEMENT.

               b) COR shall mean COR THERAPEUTICS, Inc., a company duly organized and existing under the laws of Delaware with offices at 256 East Grand Avenue, South San Francisco, California, USA 94080.

               c) LICENSE AGREEMENT shall mean the License and Supply
               Agreement dated 27 July 1994 entered into between SOLVAY and COR and amended as per

               (i) the First Amendment dated 13 March 1995,

               (ii) the Second Amendment dated 1 June 1995,

               (iii) the Third amendment dated 5 September 1995, and

               (iv) the Fourth Amendment dated 1 April 1997.

               1.2 Unless the indicated otherwise, references to Sub-Clauses shall mean references to Sub-Clauses of this Agreement.

       ARTICLE 2. - AMENDMENT

               2.1 Section 2.2 of the LICENSE AGREEMENT shall be deleted and replaced by the following Section 2.2:

SECONDARY SUPPLY.
-----------------

        COR shall have the right to establish a Secondary Source for the manufacture of Bulk Product by the Licensed Process for COR The Secondary Source shall be selected from the list of specific potential secondary sources acceptable to COR and to Solvay which is attached hereto as Exhibit C; this list may be amended from time to time upon agreement of COR and Solvay, such agreement not to be unreasonably withheld, and without any additional fee. COR and Solvay agree that a potential corporate partner, such as one of those exemplified in Exhibit C, would be acceptable as the Secondary Source. COR will notify Solvay of the establishment of the Secondary Source. In the event COR terminates a supply arrangement with a Secondary Source, COR may establish an alternate Secondary Source. COR shall notify Solvay [**] of such a termination of supply arrangements with a Secondary Source. Further, after the Secondary Source is established, COR may use [**] for the manufacture of Bulk Product starting from Step One Intermediates supplied by Solvay to [**]. COR's future requirements for Bulk Product cannot be ascertained with certainty at the present time, however, COR wants to entertain certain minimum purchase obligations. Therefore, after the Secondary Source is established, COR shall be required to purchase from Solvay a share of at least [**] percent ([**]%) of its total, worldwide requirements for Bulk Product on a year-to-year basis (to the extent that such share does not exceed the manufacturing capacity planned by Solvay to produce Bulk Product) for the time period during which royalties are payable under this Agreement, except to the extent the parties have agreed otherwise in writing. For purposes of the preceding sentence, such planned capacity shall be determined for a particular calendar year X on the [**]. Notwithstanding the above however, COR may purchase from such Secondary Source and/or [**] percent ([**]%) of its requirements in the event of any breach or default of Solvay of any supply arrangement between COR and Solvay for so long as the breach or default remains uncured. In the event Solvay assigns or transfers to a third party the Licensed Process, this Agreement, the Supply Agreement or the Long Term Supply Agreement, inconsistently with the terms of these Agreements, COR may establish and additional, "Back-up" Secondary Source for the manufacture of Bulk Product. In the event that COR wishes to establish COR itself either as the

        Secondary Source or the Back-up Secondary Source, then COR and Solvay shall negotiate in good faith, before establishing COR in such capacity, a method for establishing [**].

               b) All the other provisions of the LICENSE AGREEMENT shall remain unchanged and in full force and effect.

               c) The present amendment shall be effective as of the first date here above written.

        IN WITNESS HEREOF, the parties have caused this Agreement to be executed in two original copies by their duly authorized representatives, as of the date first above written.

SOLVAY S.A.                                  MILLENNIUM PHARMACEUTICALS INC.


Name:  /s/ Jurgen Ernst                      Name: /s/ John M. Nystrom
       ---------------------                       -------------------------
Title: Director and Member of                Title: VP - Manufacturing
       the Executive Committee
       General Manager Pharmaceuticals Sector
       SOLVAY

Pierre Barthelemy
General Manager
Solvay Peptides

Date:  18 December 2002                      Date: 19 December 2002 8:18 AM EST
       ----------------                            -----------------------------

Sign:                                        Sign:
       -----------------------------              ------------------------------

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